Exhibit 10.01

GENIE ENERGY LTD.

RESTRICTED STOCK AGREEMENT

HOWARD JONAS

Genie Energy Ltd.

520 Broad Street

Newark, NJ 07102

This Agreement confirms the grant of Restricted Stock to you effective as of August 7, 2017 (the “Effective Date”) upon the terms and conditions described herein.

1.       Grant of Restricted Stock. Pursuant to action of the Compensation Committee of the Board of Directors, Genie Energy Ltd. (the “Company”), effective on the Effective Date, hereby grants you an aggregate of 210,840 shares of Restricted Stock of the Company’s Class B Common Stock (the “Restricted Shares”), subject to the terms and conditions hereinafter set forth. This grant is a matter of separate inducement and is not in lieu of salary or other compensation for your services. This grant is being made as payment upon the vesting of Mr. Jonas’ Deferred Stock Units in Genie Retail Energy, Inc., the Company’s subsidiary.

2.       Closing. The transfer of the Restricted Shares shall occur on the Effective Date. The Company may issue one or more certificates representing the Restricted Shares until the applicable Restrictions (as defined in paragraph 3 below) have lapsed).

3.       Restrictions. The Restricted Shares are being awarded to you subject to (i) stockholder approval of the grant (ii) satisfaction of the tax withholding requirements set forth in paragraph 8 below, and (iii) compliance with the Company’s Insider Trading Policy. The Restricted Shares shall not be registered under the United States Securities Act of 1933. You may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Shares still subject to Restrictions, except for such assignments as are allowed under Section 11(b) of the Genie Energy Ltd. 2011 Stock Option and Incentive Plan, as Amended and Restated (the “Plan”), provided that, in all cases, the transferee executes a written consent to be bound by the terms of this Agreement.

4.       Lapse of Restrictions.

(a)       The Restrictions shall lapse upon the stockholders’ approval of the grant of the Restricted shares, which the Company agrees to submit for consideration at the next annual meeting of the Company’s stockholders. If the grant of the Restricted Shares is not ratified by the stockholders, the Restricted Shares shall be cancelled without any compensation.

(b)       Once the Restrictions lapse, the Restricted Shares will be free of the terms and conditions of this Agreement except those terms and conditions contained in paragraph 8 below, and such shares shall no longer be “Restricted Shares” hereunder; provided, however, that such Restricted Shares shall remain subject to the terms and conditions of the Company’s Insider Trading Policy.

5.       Adjustments. The terms “Restricted Shares” shall include any shares or other securities that you receive or become entitled to receive under Section 11 of the Plan as a result of your ownership of the original Restricted Shares.

6.       Custody. Any certificates representing the Restricted Shares shall be deposited with the Company. The Company is hereby authorized to effectuate the transfer into its name of all certificates representing the Restricted Shares that are forfeited or otherwise transferred to the Company pursuant to either paragraph 3 above or paragraph 8 below.

7.       Voting and Other Rights.

(a)       Upon the registration of the Restricted Shares in your name in the Company’s stock records, you shall have all of the rights and status as a stockholder of the Company with respect to the Restricted Shares, including the right to vote such shares and to receive dividends or other distributions thereon; provided, however that you shall not have the right to vote the Restricted Shares on the vote by the stockholders to ratify the grant of the Restricted Shares. All such rights and status as a stockholder of the Company with respect to the Restricted Shares shall terminate if the Restricted Shares are forfeited pursuant to either paragraph 3 above or paragraph 8 below.

(b)       The grant of the Restricted Shares to you does not confer upon you any right to continue in the employ of the Company.

8.       Withholding Taxes. The award or other transfer of the Restricted Shares, and the lapse of Restrictions, shall be conditioned further on any applicable withholding taxes being paid by you. You hereby authorize the Company to sell, or otherwise take possession of via forfeiture by you or otherwise, such number of the Restricted Shares as the Company deems necessary to satisfy any of your withholding tax requirement.

9.       Terms Incorporated by Reference Herein. Each of the terms of the Plan, as in effect as of the date hereof, shall be deemed to govern the Restricted Shares granted hereunder, as if the Restricted Shares had been granted pursuant to the Plan. To the extent that there is any inconsistency between this Agreement and the terms of the Plan, the terms of this Agreement shall govern.

10.       Stock Power. At the Company’s request, you hereby agree to promptly execute any document, including a stock power endorsed in blank, that is necessary to comply with the terms of this Agreement.

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11.       Successors. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and your successors, assigns and estate, including your executors, administrators and trustees.

12.       Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing and signed by each party hereto. No waiver by either party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar of dissimilar condition or provision at the same time, any prior time or any subsequent time.

13.       Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail or overnight delivery to the proper address. Notices to employees sent via e-mail shall be deemed to satisfy the requirements of this paragraph 13. All notices to the Company shall be addressed to it at:

Genie Energy Ltd.

520 Broad Street

Newark, New Jersey 07102

Attention: Options Administrator

14.       Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

15.       Governing Law. This Agreement shall be construed and governed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of laws.

16.       Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

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To confirm your acceptance of the foregoing, please sign and date below under “Accepted and Agreed” and return one copy of this Agreement to the Human Resources Department, attn: Nadine Shea, Genie Energy Ltd., 520 Broad Street, Newark, NJ 07102.

GENIE ENERGY LTD.

By:	/s/ Avi Goldin
Name: Avi Goldin
Title: Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Howard Jonas
Name: Howard Jonas

Dated: As of August 7, 2017

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